Exhibit 3.7

ARTICLES OF INCORPORATION

OF

864 BEVERAGE, INC.

We, the undersigned natural persons of the age of eighteen years or more, acting as incorporators of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is 864 BEVERAGE, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are:

To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) of the par value of one dollars and no cents ($1) each.

The aggregate number of shares which the corporation is authorized to issue is one thousand, divided into one (1) class.

The designation of each class, the number of shares of each class, and the par value, if any, of the shares of each class, or a statement that the share of any class are without par value, are as follows:

No. of Shares	Class	Series (If Any)	Par Value Per Share or Statement That Shares are Without Par Value
1,000	Common	N/A	1.00

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars and no cents ($1,000.00), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).

ARTICLE SIX

The street address of its initial registered office is c/o C T CORPORATION SYSTEM, 350 N. St. Paul Street, Dallas, Texas 75201, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.

ARTICLE SEVEN

The number of directors of the corporation may be fixed by the by-laws.

The power to alter, amend or repeal the by-laws or adopt new by-laws subject to repeal or change by action of the shareholders is vested only to the shareholders.

The number of directors constituting the initial board of directors is three (3), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS
Henry J. Heithaus	200 Peach Street, El Dorado, AR 71730
Thomas B. Fraga	10707 Lake Creek Parkway #158, Austin, TX 78750
Reynaldo Dominguez	14855 Memorial Drive #1907, Houston, TX 77079

ARTICLE EIGHT

The name and addresses of the incorporators are:

NAME	ADDRESS
M. J. Hoffmann	120 South Central Avenue, Clayton, MO 63105
C. J. Wall	120 South Central Avenue, Clayton, MO 63105
N. L. Green	120 South Central Avenue, Clayton, MO 63105

IN WITNESS WHEREOF, we have hereunto set our hands this Eighth day of October, 1999.

/s/ M. J. Hoffmann
M. J. Hoffmann, Incorporator

/s/ C. J. Wall
C. J. Wall, Incorporator

/s/ N. L. Green
N. L. Green, Incorporator

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